Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KORE Group Holdings, Inc.

Atlanta, Georgia

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 7, 2021, relating to the consolidated financial statements and schedule of Maple Holdings Inc. and its subsidiaries, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Atlanta, Georgia

October 15, 2021

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.